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                    [Peat Marwick LLP Letterhead]

                                                    Exhibit 8.1

April 18, 1996

PRIVATE

The Board of Directors
Capital Corp of the West
1160 West Olive Avenue, Suite A
Merced, California 95348-1952

Board Members:

You have asked KPMG Peat Marwick LLP ("KPMG") to opine on certain federal income tax consequences resulting from the proposed merger of Town and Country Finance and Thrift Co. ("Town & Country") with and into T&C Merger Thrift Company in exchange for stock of Capital Corp of the West ("Capital Corp"), cash or a combination thereof (the "Merger,") as described in the AGREEMENT AND PLAN OF ACQUISITION (the "Plan.") Specifically, you have requested us to opine that the form and substance of the Merger will substitute a tax-free reorganization under sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code.")

FACTS AND REPRESENTATIONS

Capital Corp is a publicly traded bank holding company created and existing under the laws of California. Capital Corp owns one banking subsidiary, County Bank, a state licensed non-member commercial bank. County Bank has two subsidiaries, Merced Area Investment and Development, Inc., a real estate development company, and County Asset Advisors, Inc., which is currently inactive. Capital Corp reports its income on a calendar year basis using the accrual method of accounting. Capital Corp has 20,000,000 shares of common stock authorized, 1,334,956 shares of which are issued and outstanding. Capital Corp also has authorized 10,000,000 shares of preferred stock, none of which are issued or outstanding. Capital Corp's stock is listed on the National Association of Securities Dealers Automated Quotation System.

T&C Merger Thrift Company, a corporation wholly owned by Capital Corp, has been organized in California for the purpose of engaging in the merger of Town & Country with and into T&C Merger Thrift Company.

Town & Country is a licensed California industrial loan company, more commonly known as a thrift and loan company. Its principal place of business is in California. Town & Country has 4,950,000 shares of Series A common stock authorized, 168,156 of which are issued and outstanding, and 50,000 shares of Series B common stock authorized, none of which are issued or outstanding.

Town & Country will merge with and into T&C Merger Thrift Company under the applicable laws of the state of California. The law firm of McCutchen, Doyle, Brown & Enersen, LLP ("McCutchen") has reviewed the Plan as well as the applicable laws of the state of California as they pertain to qualification as a statutory merger. As a result of their review, McCutchen has furnished KPMG with their written legal opinion (the "Legal Opinion") that the merger of Town & Country with and into T&C Merger Thrift Company will qualify as a statutory merger under applicable law. KPMG is relying on the Legal Opinion in rendering its opinions herein.

The parties to the Merger represent that there is a bona fide corporate business purpose for the proposed transaction, which consists of the following steps:


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The Board of Directors
Capital Corp of the West
April 18, 1996
Page 2


(i) On the effective date of the merger, Town & Country will merge with and into T&C Merger Thrift Company. T&C Merger Thrift Company will be the surviving corporation and shall continue its corporate existence under the name of Town & Country Finance and Thrift Company. At that time, the separate corporate existence of Town & Country will cease and all assets and property then owned by Town & Country will become the property of T&C Merger Thrift Company. Pursuant to the Merger, Town & Country shareholders will be entitled to receive shares of Capital Corp stock, cash, or a combination thereof in exchange for their shares of Town & Country stock.

(ii) Dissenting shareholders will receive cash from Town & Country equal to the fair market value their shares of Town & Country stock (the "Dissenting Shares.")

(iii)The cash consideration for the shares of Town & Country stock will be no less than $1,600,000 and no more than $1,800,000 (the "Cash Component.") The number of shares of Town & Country stock to be converted into shares of Capital Corp stock (the "Stock Component") must equal the number of shares of Town & Country stock issued and outstanding immediately prior to the effective date of the merger minus the sum of: the shares exchanged for the Cash Component, the number of Dissenting Shares and the number of share exchanged for cash in lieu of fractional shares. THE Cash Component, the Stock Component, cash paid to dissenting shareholders and in lieu of a fractional share equal, in total, the "Total Consideration."

The Plan provides an allocation formula for the conversion of the Cash Component and the Stock Component in the event that the Town & Country shareholders elect to receive cash in excess or deficient of the designated Cash Component range. Once the Cash Component is established, the Stock Component will equal the difference between the total agreed-upon consideration and the Cash Component. The number of shares of Capital Corp common stock to be exchanged as the Stock Component will equal the Stock Component divided by the market value of the Capital Corp common stock as determined under the Plan.

In connection with the proposed transaction, the following representations have been made:

(a) The fair market value of the Capital Corp stock and other consideration received by each Town & Country shareholder pursuant to the Merger will be approximately equal to the fair market value of the Town & Country Stock surrendered in the exchange.

(b) To the best of the knowledge of the Boards of Directors of Capital Corp and Town & Country, there is no plan or intention by the shareholders of Town & Country to sell, exchange, or otherwise dispose of a number of shares of Capital Corp stock received in the transaction that would reduce the Town & Country shareholders' ownership of Capital Corp stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Town & Country as of the same date. For purposes of


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The Board of Directors
Capital Corp of the West
April 18, 1996
Page 3

    this representation, shares of Town & Country stock exchanged for cash and other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares will be treated as outstanding Town & Country stock on the date of the transaction. Moreover, shares of Town & Country stock and shares of Capital Corp stock held by Town & Country shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

(c) T&C Merger Thrift Company will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Town & Country immediately prior to the transaction. For purposes of this representation, amounts paid by Town & Country to dissenters, amounts paid by Town & Country to shareholders who receive cash or other property, Town & Country assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Town & Country immediately preceding the transfer, will be included as assets of Town & Country held immediately prior to the transaction.

(d) Prior to the transaction, Capital Corp will be in control of T&C Merger Thrift Company within the meaning of section 368(c) of the Internal Revenue Code.

(e) Following the transaction, T&C Merger Thrift Company will not issue additional shares of its stock that would result in Capital Corp losing control of T&C Merger Thrift Company within the meaning of section 368(c) of the Code.

(f) Capital Corp has no plan or intention to reacquire any of its stock issued in the transaction.

(g) Capital Corp has no plan or intention to liquidate T&C Merger Thrift Company; to merge T&C Merger Thrift Company with and into another corporation; to sell or otherwise dispose of the stock of T&C Merger Thrift Company; or to cause T&C Merger Thrift Company to sell or otherwise dispose of any of the assets of Town & Country acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

(h) The liabilities of Town & Country assumed by T&C Merger Thrift Company and the liabilities to which the transferred assets of Town & Country are subject were incurred by Town & Country in the ordinary course of its business.

(i) Following the transaction, T&C Merger Thrift Company will continue the historic business of Town & Country or use a significant portion of Town & Country's historic business assets in a business.


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The Board of Directors
Capital Corp of the West
April 18, 1996
Page 4

(j) Capital Corp, T&C Merger Thrift Company, Town & Country and the Town & Country shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

(k) There is no intercorporate indebtedness existing between Capital Corp and Town & Country or between T&C Merger Thrift Company and Town & Country that was issued, acquired, or will be settled at a discount.

(l) No two parties to the Merger are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

(m) Town & Country is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

(n) The fair market value of the assets of Town & Country transferred to T&C Merger Thrift Company will equal or exceed the sum of the liabilities assumed by T&C Merger Thrift Company, plus the amount of liabilities, if any, to which the transferred assets are subject.

(o) No stock of T&C Merger Thrift Company will be issued in the transaction.

(p) The payment of cash in lieu of fractional shares of Capital Corp stock is solely for the purpose of avoiding the expense and inconvenience to Capital Corp of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Town & Country shareholders instead of issuing fractional shares of Capital Corp stock will not exceed 1 percent of the total consideration that will be issued in the transaction to the Town & Country shareholders in exchange for their shares of Town & Country stock. The fractional share interest of each Town & Country shareholder will be aggregated and no Town & Country shareholder will receive an amount equal to or greater than the value of one full share of Capital Corp stock.

(q) None of the compensation received by any shareholder-employees of Town & Country will be separate consideration for, or allocable to, any of their shares of Town & Country stock; none of the shares of Capital Corp stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

(r) Shares of Capital Corp issued as part of the Stock Component will have a fair market value that is less than 50 percent of the fair market value of all the outstanding shares of Capital Corp immediately after the Merger.

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The Board of Directors
Capital Corp of the West
April 18, 1996
Page 5


(s) The fair market value of the Stock Component will equal or exceed 50 percent of the fair market value of the Total Consideration.

(t) Prior to the Merger, Town & Country qualifies under section 585 of the Code to maintain a reserve for bad debts and immediately after the Merger, T&C Merger Thrift Company will qualify under section 585 of the Code to maintain a reserve for bad debts.

OPINION

Based solely on the FACTS AND PRESENTATIONS stated above and based upon the Legal Opinion, it is the opinion of KPMG that:

(1) Provided the proposed merger of Town & Country with and into T&C Merger Thrift Company qualifies as a statutory merger under applicable law, the acquisition by T&C Merger Thrift Company of substantially all of the assets of Town & Country solely in exchange for Capital Corp stock, cash, and the assumption by T&C Merger Thrift Company of the liabilities of Town & Country plus the liabilities to which the Town & Country assets may be subject, will qualify as a reorganization under sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Town & Country immediately prior to the proposed transaction. For this purpose, amounts used by Town & Country to pay reorganization expenses and dissenting shareholders, if any, will be included as assets held by Town & Country immediately prior to the proposed transaction. Cash paid by Capital Corp to Town & Country shareholders in lieu of shares of Capital Corp stock will not be taken into account in determining whether the "substantially all" requirement of section 368(a)(2)(D) is met (Rev. Rul.77-307, 1977-2 C.B. 117). Town & Country, Capital Corp, and T&C Merger Thrift Company will each be "a party to a reorganization" within the meaning of section 368(b).

(2) No gain or loss will be recognized to Town & Country upon the transfer of substantially all of its assets to T&C Merger Thrift Company in exchange for Capital Corp stock, cash, and T&C Merger Thrift Company's assumption of Town & Country's liabilities (sections 361 and 357(a)).

(3) No gain or loss will be recognized by either Capital Corp or T&C Merger Thrift Company upon the acquisition by T&C Merger Thrift Company of substantially all of the assets of Town & Country in exchange for Capital Crop stock, cash, and the assumption of Town & Country's's liabilities by T&C Merger Thrift Company (Rev. Rul. 57-278, 1957-1 C.B. 124).


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The Board of Directors
Capital Corp of the West
April 18, 1996
Page 6

(4) The basis of the Town & Country assets acquired by T&C Merger Thrift Company pursuant to the Merger will be the same in the hands of T&C Merger Thrift Company as the basis of such assets in the hands of Town & Country immediately prior to the exchange (section 362(b)).

(5) The holding period of the assets of Town & Country received by T&C Merger Thrift Company pursuant to the Merger will in each instance include the period for which such assets were held by Town & Country (section 1223(2)).

(6) The basis of T&C Merger Thrift Company stock in the hands of Capital Corp will be increased by an amount equal to the basis of the Town & Country assets acquired by T&C Merger Thrift Company pursuant to the Merger and decreased by the sum of the amount of the liabilities of Town & Country assumed by T&C Merger Thrift Company and the amount of liabilities to which the assets of Town & Country are subject (section 1.358-6(c)(1) of the Treasury Regulations).

(7) Town & Country shareholders will recognize no gain or loss upon their exchange of Town & Country stock solely for shares of Capital Crop stock (section 354(a)).

(8) If a Town & Country shareholder receives both cash and Capital Corp stock for his Town & Country stock, gain will be recognized, but not in an amount in excess of the amount of cash received. Section 356(a)(1) of the Code. With regard to any Town & Country shareholder, if the exchange has the effect of the distribution of a dividend (determined with the application of section 318), then the amount of gain recognized that is not in excess of such Town & Country shareholder's ratable share of undistributed earnings and profits of Town & Country will be treated as a dividend.
    Section 356(a)(2). The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis in accordance with the principles enunciated in COMMISSIONER v. CLARK, 109 S. Ct. 1455 (1989). No loss will be recognized.
    Section 356(c).

(9) The basis of the Capital Corp stock received pursuant to the Merger by the shareholders of Town & Country (including fractional shares) will be the same as the basis of the Town & Country stock surrendered in exchange therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, that was treated as a dividend and the amount of gain recognized to the shareholder on the exchange (not including any portion of such gain that is treated as a dividend.) Section 358(a)(1) of the Code.

(10)The holding period of the Capital Corp stock received pursuant to the Merger by Town & Country shareholders will include the period during which the Town & Country stock surrendered in exchange therefor was held by the Town & Country shareholders, provided that the Town & Country stock surrendered was a capital asset in the hands of the Town & Country shareholders on the date of the exchange (section 1223(1)).

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The Board of Directors
Capital Corp of the West
April 18, 1996
Page 7


(11) If a shareholder elects and receives solely a Cash Component or dissents to the transaction and receives solely cash in exchange for Town & Country stock, such cash will be treated as having been received as a distribution in redemption of the Town & Country stock, subject to the provisions of section 302 of the Code. Where, as a result of such distribution, a shareholder owns no Capital Corp stock, either directly or by reason of the application of section 318, the redemption will be a complete termination of interest within the meaning of section 302(b)(3), and such cash will be treated as a distribution in full payment in exchange for his or her Town & Country stock as provided in section 302(a) provided Town & Country is not a collapsible corporation within the meaning of section 341(b). Such shareholders will recognize gain or loss under section 1001 measured by the difference between the amount of cash received and the adjusted basis of the Town & Country stock surrendered. Rev. Rul. 74-515, 1974-2 C.B. 118.

(12) Cash issued in lieu of fractional share interests of Capital Corp stock will be treated as if the fractional shares of Capital Corp stock were actually issued to the Town & Country shareholders and then redeemed by Capital Corp for cash. Rev. Rul. 66-365, 1966-2 CB 116. Such cash will be treated as received in full payment in exchange for the Capital Corp fractional share under section 302(a). Rev. Proc. 77-41, 1977-2 CB 574.

(13) The taxable year of Town & Country will end on the effective date of the merger. Section 381(b)(1) of the Code.

(14) T&C Merger Thrift Company will succeed to and take into account the items of Town & Country described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383, and 384 of the Code and the regulations thereunder.

(15) Town & Country's method of accounting for bad debt reserves will carry over to T&C Merger Thrift Company, pursuant to sections
      1.381(c)(4)-1(a) and 1.381(c)(4)-1(b)(4) of the Treasury Regulations. The Merger will not cause Town & Country's bad debt reserves to be restored to the income of Town & Country or T&C Merger Thrift Company. T&C
      Merger Thrift Company will succeed to and take into account Town & Country's bad debt reserves as of the date of the merger, and such reserves will have the same character in the hands of T&C Merger Thrift Company as they would have had in the hands of Town & Country if no transfer had occurred. Section 1.381(c)(4)-1(a)(ii) of the Treasury Regulations.

(16) As provided by section 381(c)(2) of the Code and section 1.381(c)(2)-1 of the Treasury Regulations, T&C Merger Thrift Company will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Town & County as of the date of the transfer. Any deficit in earnings and profits of Town & Country or T&C Merger Thrift Company will be used only to offset earnings and profits accumulated after the date of transfer.


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The Board of Directors
Capital Corp of the West
April 18, 1996
Page 8


SCOPE OF THE OPINION

The opinions expressed in this letter are rendered only with respect to the specific sixteen holdings provided herein, and we express no opinion with respect to any other legal, federal or state income tax aspect of this transaction. Specifically, we express no opinion regarding the tax consequences to any person of entity resulting from the 1992 Stock Option Plan Modification, the 401(k) Plan Modification, or the ESOP Modification.

You have submitted for our consideration certain representations as to the proposed transaction and the Agreement and Plan of Acquisition. Our opinion is also based upon the facts and representations set forth in this letter. If any of the above-stated facts, circumstances, or representations are not entirely complete or accurate, it is imperative that we be informed in writing immediately, as the inaccuracy could have a material effect on our conclusions, and we have not independently verified each of the above facts or representations.

The above opinions are not binding upon the Internal Revenue Service (IRS,) any state tax authority, or any court. No assurance can be given that the IRS, state tax authority, or court will not reach a different conclusion.

In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended; the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Such change could be retroactive in effect and also have an effect on our conclusions. KPMG undertakes no responsibility to update our conclusions in the event of any change or modifications in tax law or in the facts and representations stated above subsequent to the issuance of this letter.

Very truly yours,

KPMG Peat Marwick LLP

/s/ Teresa H. Castanias

Teresa H. Castanias
Partner

THC:sh